NEWS

For Immediate Release                               Contact
---------------------                               -------------------------
May 20, 1998                                        Howard A. Goldman
                                                    Director/Investor Relations
                                                    and Corporate Communications
                                                    Phone: (954) 979-0400
                                                    E-mail: invrel@techchem.com




                         TECHNICAL CHEMICALS & PRODUCTS
                        COMPLETES $15 MILLION FINANCING

             Funding for TD Glucose Monitoring System Manufacturing

         POMPANO BEACH, Fla. - Technical Chemical & Products, Inc. (Nasdaq:TCPI), a developer, manufacturer and marketer of point-of-care medical diagnostic products, announced today that it has completed a $15 million financing and issuance of a new series of preferred Class A stock to an institutional investor.

         The net proceeds of this financing will be used primarily to establish manufacturing capabilities for certain electronic measurement devices related to TCPI's non-invasive TD GlucoseTM Monitoring System, its Total and HDL (good) cholesterol testing products, and other future applications; as well as purchase equipment and secure a facility for the manufacture of the TD Glucose Patches, and for working capital and general corporate purposes.

         The preferred shares are convertible into common stock subject to certain terms and conditions. With limited exceptions, the preferred shares may not be converted into common stock until at least 150 days following the closing of this transaction. The conversion price is fixed at $11.89, but is subject to adjustments based on the future market price of the common stock. The shares bear a 6% dividend. Under certain circumstances, the Company may redeemed the preferred shares in cash or notes. TCPI has also granted warrants to the institutional investor to purchase 150,000 shares of the Company's common stock. Each warrant has a five-year term and exercise price of $11.89. In connection with this transaction, the Company's placement agent, Preferred Capital Markets, also has been granted a non-transferable option to purchase $1.2 million of preferred Class A stock under the same terms and conditions as the institutional investor. Such option expires on December 31, 1998.


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         "The completion of this financing is an important step in funding
TCPI's continued growth and a show of confidence in our diagnostic technologies related to non-invasive glucose monitoring and cholesterol testing which can now advance into their respective manufacturing phases," said Jack L. Aronowitz, President and CEO of Technical Chemicals & Products, Inc. "These funds will also be put to use in our ongoing R&D efforts to bring new products through development and onto the market, as well as for marketing programs and additional personnel to achieve further expansion," he added.

         Copies of this and other news releases may be obtained free of charge by calling TCPI's automated fax service at (800) 464-9217. Additional information on the Company can be obtained from TCPI's Web site at http://www.techchem.com.

         TCPI, with headquarters in Pompano Beach, Florida is primarily engaged in the design, development, manufacture and marketing of a wide-range of point-of-care medical diagnostic products for use at home, in physician offices, and other locations. It also is engaged in the development and commercialization of its TD Glucose Monitoring System - an innovative non-invasive glucose testing process for diabetics. In addition, through its Pharmetrix Division, located in Menlo Park, California, the Company is involved in the research, development and the commercialization of transdermal drug delivery technology and skin permeation enhancers.

         Information in this news release relating to proposed business plans, research and development of potential products, estimates of market sizes, demand for the Company's products and other future events may contain or constitute forward-looking statements subject to certain risks and uncertainties that may cause actual results to differ materially from those anticipated in such forward-looking statements. These matters are more fully presented in periodic reports the Company files with the Securities and Exchange Commission, including Forms 10-K and 10-Q, Annual and Quarterly Reports, its Prospectus dated April 25, 1996, and other such filings. These forward-looking statements speak only as of the date hereof. The Company disclaims any intent or obligation to update these forward-looking statements.


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